Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated May 18, 2022 and Prospectus dated November 3 2021)

May 18, 2022

US$700,000,000 3.735% Notes due August 26, 2025

US$550,000,000 Floating Rate Notes due August 26, 2025

US$1,000,000,000 4.043% Notes due August 26, 2027

US$700,000,000 3.735% Notes due August 26, 2025

Issuer:	Westpac Banking Corporation

Principal Amount:	US$700,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	May 18, 2022

Settlement Date:	May 26, 2022 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	August 26, 2025

Interest Rate:	3.735%

Price to Public:	100.000%

Benchmark Treasury:	UST 2.750% due May 15, 2025

Benchmark Treasury Price and Yield:	99-24 1/4 / 2.835%

Re-offer Spread to Benchmark Treasury:	plus 90 basis points

Re-offer Yield:	3.735%

Fees:	15 basis points

All-in Price:	99.850%

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Interest Payment Dates:	Payable semi-annually in arrears on February 26 and August 26 of each year, commencing August 26, 2022, and ending on the Maturity Date, subject to Business Day Convention.

There will be a short first Coupon payable on August 26, 2022, subject to Business Day Convention.

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$698,950,000

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:	Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 FA6

ISIN:	US961214FA65

Joint Active Bookrunners:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Westpac Banking Corporation

Co-Managers:	DBS Bank Ltd.
CIBC World Markets Corp.
ING Financial Markets LLC
Oversea-Chinese Banking Corporation Limited

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

US$550,000,000 Floating Rate Notes due August 26, 2025

Issuer:	Westpac Banking Corporation

Principal Amount:	US$550,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	May 18, 2022

Settlement Date:	May 26, 2022 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	August 26, 2025

Price to Public:	100.000%

Interest Rate:	The interest rate on the Notes for each period will be equal to Compounded SOFR (as defined herein) plus the Margin.

Compounded SOFR:	A compounded average of daily SOFR determined for each quarterly floating rate Interest Period in accordance with the specific formula described under “Description of the Notes—Floating Rate Notes—Secured Overnight Financing Rate” in the Preliminary Prospectus Supplement.

Margin:	plus 100 basis points

Fees:	15 basis points

All-in Price:	99.850%

Interest Periods:	Each quarterly period from, and including, a floating rate Interest Payment Date (or, in the case of the first floating rate Interest Period, May 26, 2022) to, but excluding, the next floating rate Interest Payment Date (or, in the case of the final floating rate Interest Period, the Maturity Date).

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Interest Payment Dates:	Payable quarterly in arrears on February 26, May 26, August 26 and November 26 of each year, commencing August 26, 2022, subject to Business Day Convention

Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each floating rate Interest Payment Date.

Observation Period:	In respect of each floating rate Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such floating rate Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the floating rate Interest Payment Date for such floating rate Interest Period.

Day Count Convention:	Actual/360

Net Proceeds:	US$549,175,000

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:	If any Interest Payment Date would fall on a day that is not a Business Day, other than the Interest Payment Date that is also the date of maturity for the notes, that Interest Payment Date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month then that Interest Payment Date will be the immediately preceding day that is a Business Day.

If the date of maturity is not a Business Day, payment of principal and interest will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 FB4

ISIN:	US961214FB49

Joint Active Bookrunners:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Westpac Banking Corporation

Co-Managers:	DBS Bank Ltd.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

CIBC World Markets Corp.
ING Financial Markets LLC
Oversea-Chinese Banking Corporation Limited

US$1,000,000,000 4.043% Notes due August 26, 2027

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	May 18, 2022

Settlement Date:	May 26, 2022 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	August 26, 2027

Interest Rate:	4.043%

Price to Public:	100.000%

Benchmark Treasury:	UST 2.750% due April 30, 2027

Benchmark Treasury Price and Yield:	99-11 / 2.893%

Re-offer Spread to Benchmark Treasury:	plus 115 basis points

Re-offer Yield:	4.043%

Fees:	25 basis points

All-in Price:	99.750%

Interest Payment Dates:	Payable semi-annually in arrears on February 26 and August 26 of each year, commencing August 26, 2022, and ending on the Maturity Date, subject to Business Day Convention.

There will be a short first Coupon payable on August 26, 2022, subject to Business Day Convention.

Day Count Convention:	30/360, unadjusted

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Net Proceeds:	US$997,500,000

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:	Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 FC2

ISIN:	US961214FC22

Joint Active Bookrunners:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Westpac Banking Corporation

Co-Managers:	DBS Bank Ltd.
CIBC World Markets Corp.
ING Financial Markets LLC
Oversea-Chinese Banking Corporation Limited

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated May 18, 2022 and Prospectus dated November 3, 2021)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the United Kingdom.

Goldman Sachs & Co. LLC (“GS&Co”) is relying upon Australian Securities and Investments Commission (“ASIC”) Class Order 03/1100 and in that respect makes the following disclosures. GS&Co is exempt under ASIC Class Order 03/1100 from the requirement to hold an Australian financial services license under the Corporations Act 2001 (Cth) in respect of the financial services, if any, it may provide. GS&Co is regulated by the U.S. Securities and Exchange Commission under U.S. laws, which differ from Australian laws.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC (collect) at 1-212-834-4533 or Westpac Banking Corporation at 1-212-389-1269.